UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2011

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	333-164313	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders

On July 13, 2011, Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”) held its annual meeting of stockholders at the Core Club, 66 E. 55th Street, New York, New York 10022. The matter submitted to the stockholders for a vote was the election of seven directors to hold office until the next annual meeting of the stockholders and until their successors are elected and qualified.

The nominees submitted for election as directors were Jeffrey S. Edison, Michael C. Phillips, William M. Kahane, Leslie T. Chao, Ethan J. Hershman, Ronald K. Kirk, and Paul J. Massey, Jr. The number of votes cast for and votes withheld for each of the director nominees was as follows:

Name	For	Withhold
Jeffrey S. Edison	600,550	0
Michael C. Phillips	600,550	0
William M. Kahane	600,550	0
Leslie T. Chao	600,550	0
Ethan J. Hershman	600,550	0
Ronald K. Kirk	600,550	0
Paul J. Massey, Jr.	600,550	0

All of the nominees were elected to serve as directors until the next annual meeting of the stockholders and until their successors are duly elected and qualified.

Item 7.01.	Regulation FD Disclosure

On July 13, 2011, the Company’s board of directors declared distributions to the stockholders of record at the close of business each day in the period commencing September 1, 2011 through and including October 31, 2011. The declared distributions will equal an amount of $0.00178082 per share of common stock, par value $0.01 per share. This equates to a 6.50% annualized yield when calculated on a $10.00 per share purchase price. A portion of each distribution is expected to constitute a return of capital for tax purposes. Distributions for the month of September will be paid on such day of October 2011 as the President of the Company may determine and distributions for the month of October will be paid on such day of November 2011 as the President of the Company may determine. Distributions will likely be funded from operations as well as debt proceeds, as the Company’s policy is not to fund distributions with proceeds from its initial public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: July 18, 2011	By:	/s/ Mark Addy
Mark Addy
Chief Operating Officer